Exhibit 10.1
CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the "Agreement") is made and entered into as of this 23rd day of May, 2014 (the "Commencement Date"), by and between FIRST SAVINGS BANK NORTHWEST (which, together with any successor thereto which executes and delivers the assumption agreement provided for in Section 6(a) hereof or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law, is hereinafter referred to as the "Savings Bank"), and Ronnie J. Clariza (the "Employee").

WHEREAS, the Employee is currently serving as Senior Vice President and Chief Risk Officer of the Savings Bank: and

WHEREAS, the board of directors of the Savings Bank (the "Board") recognizes that the possibility of a change in control of the Savings Bank or of its holding company, First Financial Northwest, Inc. (the "Company"), may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management to the detriment of the Savings Bank, the Company and its stockholders; and

WHEREAS, the Board believes it is in the best interests of the Savings Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Savings Bank and to reinforce and encourage the continued attention and dedication of the Employee to the Employee's assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Company and/or the Savings Bank, although no such change is now contemplated; and

WHEREAS, the Board has approved and authorized the execution of this Agreement with the Employee;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.           Certain Definitions.

(a)           The term "Change in Control" means (1) an offeror other than the Company purchases shares of stock of the Company or the Savings Bank pursuant to a tender or exchange offer for such shares; (2) an event of a nature that results in the acquisition of control of the Company or the Savings Bank within the meaning of the Savings and Loan Holding Company Act under 12 U.S.C. Section 1467a (or any successor statute) and applicable regulations or requires the filing of a notice with the Federal Reserve Board or the Federal Deposit Insurance Corporation ("FDIC"); (3) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")) that is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company or the Savings Bank representing 25% or more of the combined voting power of the Company's or the Savings Bank's outstanding securities; (4) individuals who are members of the board of directors of the Company immediately following the Commencement Date or who are members of the Board immediately following the Commencement Date (in each case, the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Commencement Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (5) consummation of a plan of reorganization, merger, acquisition, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity, provided that the term "Change in Control"

shall not include an acquisition of securities by an employee benefit plan of the Savings Bank or the Company.

(b)           The term "Commencement Date" means the date of this Agreement.

(c)           The term "Consolidated Subsidiaries" means any subsidiary or subsidiaries of the Company (or its successors) that are part of the affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to subsection (b) thereof) that includes the Savings Bank, including but not limited to the Company.

(d)           The term "Date of Termination" means the date upon which the Employee ceases to serve as an employee of the Savings Bank.

(e)           The term "Involuntary Termination" means the termination of the employment of Employee (i) by the Savings Bank, without his express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits, including (without limitation) any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Renton, Washington, or within a radius of 35 miles from the location of the Savings Bank's administrative offices as of the Commencement Date, except for reasonable travel on Company or Savings Bank business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Employee, other than as part of a Savings Bank- or Company-wide reduction in staff; (4) a reduction in the Employee's salary other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Savings Bank; (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) any purported termination of the Employee's employment, except for Termination for Cause (and, if applicable, the requirements of Section 1(g) hereof), which purported termination shall not be effective for purposes of this Agreement. The term "Involuntary Termination" does not include Termination for Cause, retirement or suspension or temporary or permanent prohibition from participation in the conduct of the Savings Bank's affairs under Section 8 of the Federal Deposit Insurance Act.

(f)           The term "Restriction Period" shall mean the one-year period commencing on the date of the Employee’s Date of Termination.

(g)           The term "Section 409A" shall mean Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

(h)           The terms "Termination for Cause" and "Terminated for Cause" mean termination of the employment of the Employee because of the Employee's personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or (except as provided below) material breach of any provision of this Agreement. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company or the Savings Bank. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board of

Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

2.           Term. The term of this Agreement shall be a period of three years beginning on the Commencement Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that within the 90 day period ending on such anniversary, the Board of Directors does not inform the Employee in writing that the Agreement will not be extended. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

3.           Severance Benefits.

(a)           If after a Change in Control, the Savings Bank shall terminate the Employee's employment (other than on account of Termination for Cause), or employment is terminated in the event of Involuntary Termination by the Employee, within 12 months following a Change in Control, the Savings Bank shall (i) pay the Employee his salary, including the pro rata portion of any incentive award, through the Date of Termination; (ii) continue to pay, for the remaining term of this Agreement, for the life, health and disability coverage that is in effect with respect to the Employee and his eligible dependents; and (iii) pay to the Employee in a lump sum in cash, within 25 days after the later of the date of such Change in Control or the Date of Termination, an amount equal to one times the Employee’s annual base salary (determined as of the Date of Termination, and disregarding any incentive or other extraordinary compensation).  No payment shall be made under this Section 3 unless the Employee timely executes a release substantially in the form attached as Exhibit A hereto. Payments under this Section 3 are subject to the restrictions and conditions set forth in this Agreement.

(b)           The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the Date of Termination or otherwise. This Agreement does not constitute a contract of employment or impose on the Company or the Savings Bank any obligation to retain the Employee, to change the status of the Employee's employment, or to change the Company's or the Savings Bank's policies regarding termination of employment.

(c)           If and to the extent that the compensation provided for under this Agreement is subject to Section 409A, then notwithstanding the provisions of Section 3(a) to the contrary, the payment of such compensation that is subject to Section 409A:

(i)           shall be payable only if the Employee's termination of employment also constitutes a "separation from service" within the meaning of Section 409A, taking into account the relevant rules and presumptions in the Section 409A regulations;

(ii)           shall be considered made under a "separation pay plan" (within the meaning of Section 409A) to the extent such payment may be treated as made under a separation pay plan. Any additional amounts that may be due the Employee under Section 3(a)(iii) shall be (A) considered deferred compensation for purposes of Section 409A, (B) treated as paid after all separation pay plan payments are made, and (C) subject to subparagraph (iii) below; and

(iii)           if this subparagraph (iii) applies, then amounts that are considered to be deferred compensation under Section 409A shall not be paid earlier than six months after the Employee's separation from service (as defined in Section 3(c)(i) above), if the Employee is a "specified employee"

(within the meaning of Section 409A). The payment that is delayed on account of the preceding sentence shall be made on the 185th day following the date of the Employee's separation from service, as herein defined.

The purpose of this Section 3(c) is to cause the Agreement to comply with Section 409A, and these provisions (and the Agreement) shall be administered and interpreted accordingly.

(d)           Temporary Suspension or Prohibition.  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Savings Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), or pursuant to Section 30.12.040 of the Revised Code of Washington (R.C.W.), the Savings Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Savings Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate in whole or in part any of its obligations which were suspended, all in a manner that does not violate Section 409A.

(e)           Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Savings Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), or pursuant to R.C.W. Section 30.12.040, all obligations of the Savings Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(f)           Default of the Savings Bank.  If the Savings Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(g)           Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Savings Bank: (1) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Savings Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the FDIC, at the time it approves a supervisory merger to resolve problems related to operation of the Savings Bank or when the Savings Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(h)           Reductions of Benefits. Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible by the Company or any of the Consolidated Subsidiaries for federal income tax purposes pursuant to or by reason of Code Section 280G, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize the economic present value of benefits to be received by the Employee, as determined by the Compensation Committee of the Company Board of Directors as of the date of the Change in Control using the discount rate required by Code Section 280G(d)(4), without causing any amount to become nondeductible pursuant to or by reason of Code Section 280G.

(i)           Further Reductions.  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.  Any

payments made to the Employee pursuant to this Agreement also are subject to the Employee complying with the requirements of Section 4.  If those requirements are not met, then amounts payable under this Section 3 are subject to reduction or reimbursement as provided for in Section 4.

4.           Nonsolicitation; Nonraiding; Nondisclosure.

(a)           During the Restriction Period, the Employee shall not solicit any Customers for services or products then provided by the Company, the Savings Bank or the Consolidated Subsidiaries.  For purpose of this Section, “Customers” are defined as (1) all customers serviced by the Company, the Savings Bank, or any of the Consolidated Subsidiaries as of the Employee’s Date of Termination, (2) all potential customers whom the Company, the Savings Bank or any of the Consolidated Subsidiaries actively solicited at any time during the 12-month period ending on the Employee’s Date of Termination, and (3) all successors, owners, directors, partners and management personnel of the Customers described in (1) or (2).

(b)           The Employee recognizes that the workforce of the Company and the Savings Bank is a vital part of their businesses; therefore, during the Restriction Period, the Employee shall not directly or indirectly recruit or solicit any Employee (as defined below) to leave his or her employment with the Company, the Savings Bank or any of the Consolidated Subsidiaries. Without limiting the foregoing, this includes that the Employee shall not (1) disclose to any third party the names, backgrounds, or qualifications of any of the Employees or otherwise identify them as potential candidates for employment, or (2) personally or through any other person approach, recruit, interview or otherwise solicit Employees to work for any other employer.  For purposes of this Section, “Employees” means all employees working for the Company, the Savings Bank or any of the Consolidated Subsidiaries at the time of the Employee’s Date of Termination.

(c)           In the course of employment, the Employee may have access to confidential information and trade secrets relating to the business of the Savings Bank or the Company. Except as required in the course of employment by the Savings Bank, the Employee shall not, without the prior written consent of the Board of Directors, directly or indirectly disclose to anyone any confidential information relating to the Savings Bank, the Company or any financial information, trade secrets or “know-how” that is germane to the Savings Bank's or the Company's business and operations. The Employee recognizes and acknowledges that any financial information concerning any of the customers of the Savings Bank, the Company or any affiliated entity, as may exist from time to time, is strictly confidential and is a valuable, special and unique asset of their businesses.  The Employee shall not, either before or after termination of this Agreement, disclose to anyone said financial information, or any part thereof, for any reason or purposes whatsoever.

(d)           In the event the Employee violates any provision in this Section 4, the Employee will be subject to damages and because of the relationship of employer and employee, it is hereby agreed injunctive relief is necessary for the Company and the Savings Bank to enforce these provisions of the Agreement to protect its business and good will.  The Savings Bank may reduce or eliminate payments due under this Agreement, or seek reimbursement of such payments, as necessary to mitigate such damages.

5.           Attorneys' Fees. If the Employee is purportedly Terminated for Cause and the Savings Bank denies payments and/or benefits under Section 3(a) of this Agreement on the basis that the Employee experienced Termination for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 13 that cause as contemplated by Section 1(g) of this Agreement did not exist for termination of the Employee's employment, or if in any event it is determined by any such court or arbitrator that the Savings Bank has failed to make timely payment of any amounts or provision of any benefits owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination of employment or collecting such amounts or benefits. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

6.           No Assignments.

(a)           This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Savings Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Savings Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Savings Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Savings Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Savings Bank in the same amount and on the same terms that Employee would be entitled to hereunder if an event of Involuntary Termination occurred, in addition to any payments and benefits to which the Employee is entitled under Section 3 hereof. For purposes of implementing the provisions of this Section 6(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)           This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the death of the Employee, unless otherwise provided herein, all amounts payable hereunder shall be paid to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate.

7.           Deferred Payments. If following a termination of the Employee, the aggregate payments to be made by the Savings Bank under this Agreement and all other plans or arrangements maintained by the Company or any of the Consolidated Subsidiaries would exceed the limitation on deductible compensation contained in Section 162(m) of the Code in any calendar year, any such amounts in excess of such limitation shall be mandatorily deferred with interest thereon at 4.0% per annum to a calendar year such that the amount to be paid to the Employee in such calendar year, including deferred amounts, does not exceed such limitation, provided, however, that such deferral shall not extend past when the deferred amount must be paid pursuant to Section 409A.

8.           Delivery of Notices. For the purposes of this Agreement, all notices and other communications to any party hereto shall be in writing and shall be deemed to have been duly given when delivered or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:	Ronnie J. Clariza At the address last appearing on the personnel records of the Employee

If to the Savings Bank:	First Savings Bank Northwest 201 Wells Avenue South Renton, Washington 98057 Attention: Secretary

or to such other address as such party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

9.           Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided or as necessary to avoid a violation of Section 409A, in which case the amendment may be made by the Savings Bank or its delegate.

10.           Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

11.           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.           Governing Law. This Agreement shall be governed by the laws of the State of Washington to the extent that federal law does not govern.

13.           Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a panel of three arbitrators in a location selected by the Employee within 100 miles of such Employee's job location with the Savings Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	FIRST SAVINGS BANK NORTHWEST

/s/Joann E. Lee	/s/Joseph W. Kiley III
Joann E. Lee, Secretary	By: Joseph W. Kiley III
Its: President and Chief Executive Officer

EMPLOYEE

/s/Ronnie J. Clariza
Ronnie J. Clariza

EXHIBIT A
General Release

This General Release, dated as of ____________, 201_, is delivered by _______________ (the “Employee”) to and for the benefit of the Released Parties (as defined below). The Employee acknowledges that this General Release is being executed in accordance with Section 3(a) of the Change in Control Severance Agreement dated _________, 201_ (the “Agreement”).

1.           General Release.

a.           The Employee, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fee, liability or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter, at any time up to and including the Effective Date (as defined below), including without limitation, those in connection with, or in any way related to or arising out of, the Employee’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

b.           Without limiting the generality of the previous paragraph, this General Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Reconstruction Era Civil Rights Act, and the Rehabilitation Act of 1973; (2) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Employee’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (3) any claim relating to or arising from a violation of Section 409A of the Internal Revenue Code of 1986, as amended; and (4) any claim for attorney’s fees, costs, disbursements and the like.

c.           The foregoing release does not in any way affect: (1) the Employee’s rights of indemnification to which the Employee was entitled immediately prior to the Resignation Date (as an employee or director of any of the Released Parties); (2) any rights the Employee may have as a stockholder of the Employer; (3) the Employee’s vested rights under any tax-qualified retirement plan or stock compensation plan maintained by a Released Party; (4) any right the Employee may have to obtain contribution in the event of an entry of judgment against the Employee as a result of any act or failure to act for which the Employee and any of the Released Parties are jointly responsible; and (5) the right of the Employee to take whatever steps may be necessary to enforce the terms of the Agreement.

d.           For purposes of this General Release, the “Released Parties” means First Savings Bank Northwest, First Financial Northwest, Inc., all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

2.           No Existing Suit. The Employee represents and warrants that, as of the Effective Date (as defined below), he has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against of the Released Parties.

3.           Knowing and Voluntary Waiver. By signing this General Release, the Employee expressly acknowledges and agrees that: (a) he has carefully read it and fully understands what it means; (b) he has discussed this General Release with an attorney of his choosing before signing it; (c) he has been given at least 21 calendar days to consider this General Release; (d) he has agreed to this General Release knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided him under Agreement is sufficient to support the releases provided by him under this General Release; (f) he may revoke his execution of this General Release within seven days after he signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after he executes this General Release (the “Effective Date”), this General Release becomes effective and enforceable, provided that the Employee does not revoke it during the revocation period. Any revocation of the Employee’s execution of this General Release must be submitted, in writing, to First Savings Bank Northwest, at its main office, to the attention of the Chairman of the Board, stating “I hereby revoke my execution of the General Release.” The revocation must be personally delivered to the Chairman of the Board of First Savings Bank Northwest or mailed to the Chairman of the Board of First Savings Bank Northwest and postmarked within seven days of the Employee’s execution of this General Release. If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday. The Employee agrees that if he does not execute this General Release or, in the event of revocation, he will not be entitled to receive any of the payments or benefits under Section 3(a) of the Agreement. The Employee must execute this General Release on or before the date that is 21 days after the effective date of the Employee’s termination of employment.

This General Release is final and binding and may not be changed or modified, except as provided in a signed and dated agreement in writing between the Employee and First Savings Bank Northwest.

EMPLOYEE

Date: __________________	______________________

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